SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                        OLD DOMINION FREIGHT LINE, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                         OLD DOMINION FREIGHT LINE, INC.

                    EXECUTIVE OFFICES: 1730 WESTCHESTER DRIVE
                        HIGH POINT, NORTH CAROLINA 27262

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   MAY 4, 1998


         The Annual Meeting of Stockholders of Old Dominion Freight Line, Inc., will be held Monday, May 4, 1998, at 10:00 A.M., in the Fourth Floor Conference Room of the Company's Executive Offices, 1730 Westchester Drive, High Point, North Carolina, for the following purposes:

         1. To elect a board of seven directors of the Company.

         2. To transact such other business as may be brought before the meeting.

         Stockholders of record at the close of business on March 16, 1998, are entitled to notice of and to vote at the meeting.


                                          By Order of the Board of Directors


                                          /s/ Joel B. McCarty, Jr.
                                          Joel B. McCarty, Jr.
                                          SECRETARY

High Point, North Carolina
April 3, 1998





               IF YOU DO NOT INTEND TO BE PRESENT AT THE MEETING, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                         OLD DOMINION FREIGHT LINE, INC.

                    EXECUTIVE OFFICES: 1730 WESTCHESTER DRIVE
                        HIGH POINT, NORTH CAROLINA 27262

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------


         This Proxy Statement is being sent to stockholders on April 3, 1998, in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Old Dominion Freight Line, Inc. (the "Company"), to be held on Monday, May 4, 1998, and at any adjournment thereof.

                              ELECTION OF DIRECTORS

         The Bylaws provide that the number of directors shall be not less than five nor more than nine. The Board of Directors has determined that the number of directors should be increased from five to seven in 1998. The number of directors, within the maximum and minimum, is to be determined at each Annual Meeting by resolution adopted by the shareholders or, in the absence of such resolution, the number of directors elected at the meeting shall constitute the number of directors of the Company. The Board has nominated the following seven individuals to serve as directors until the next Annual Meeting and until their successors shall have been elected and shall qualify. Unless authority is withheld, it is intended that Proxies received in response to this solicitation will be voted in favor of the following seven nominees:

                                                                       AMOUNT AND NATURE OF BENEFICIAL
                                                                       OWNERSHIP OF THE COMPANY'S COMMON
                                                                           STOCK AS OF MARCH 16, 1998
                                                             ------------------------------------------------------
                                                                  VOTING AND
                                                              INVESTMENT POWER (1)           IN ALL CAPACITIES
                                                             ----------------------      --------------------------
NAME, AGE, PRINCIPAL                                                                                     PERCENT OF
OCCUPATION AND OTHER POSITIONS                DIRECTOR                                    TOTAL            COMMON
AND OFFICES WITH THE COMPANY                   SINCE          SOLE        SHARED          SHARES           STOCK
----------------------------                   -----          ----        ------          ------           -----
Earl E. Congdon, 67 (2)(3)(4)              1952                    See "Principal Stockholders".
  Chairman of the Board and
  Chief Executive Officer of
  the Company

John R. Congdon, 65 (2)(3)(4)
  Vice Chairman of the Board               1955                    See "Principal Stockholders".
  of Directors of the Company;
  President of Old Dominion
  Truck Leasing, Inc.

                                                                       AMOUNT AND NATURE OF BENEFICIAL
                                                                       OWNERSHIP OF THE COMPANY'S COMMON
                                                                           STOCK AS OF MARCH 16, 1998
                                                             ------------------------------------------------------
                                                                  VOTING AND
                                                              INVESTMENT POWER (1)           IN ALL CAPACITIES
                                                             ----------------------      --------------------------
NAME, AGE, PRINCIPAL                                                                                     PERCENT OF
OCCUPATION AND OTHER POSITIONS                DIRECTOR                                    TOTAL            COMMON
AND OFFICES WITH THE COMPANY                   SINCE          SOLE        SHARED          SHARES           STOCK
----------------------------                   -----          ----        ------          ------           -----
John A. Ebeling, 60 (2)                       1985          57,668 (6)      --          57,668 (6)     Less than 1%
  Vice Chairman of the Board
  of Directors of the Company

Harold G. Hoak, 68 (4)(5)                     1991            1,000         --            1,000        Less than 1%
  Retired (former Regional
  Vice President of Wachovia
  Bank of North Carolina, N.A.)

Franz F. Holscher, 76 (3)(4)(5)               1991            1,000         --            1,000        Less than 1%
  Retired (former Chairman of
  Thurston Motor Lines)

David S. Congdon, 41                            --                   See "Principal Stockholders".
  President and Chief Operating
  Officer of the Company

John R. Congdon, Jr., 41                          --                 See "Principal Stockholders".
 Vice President -  Administration  of Old
 Dominion Truck Leasing, Inc.

--------------
(1) Except as otherwise indicated, each director has sole voting and sole investment power with respect to the shares beneficially owned by such director.
(2)      Member of Executive Committee.
(3)      Member of Compensation Committee.
(4)      Member of Stock Option Plan Committee.
(5)      Member of Audit Committee.
(6) Includes 16,800 shares obtainable upon exercise of stock options exercisable within 60 days.

         Earl E. Congdon has been employed by the Company since 1950 and has served as Chairman of the Board and Chief Executive Officer since 1985 and as a director since 1952. He is a son of E. E. Congdon, one of the founders of Old Dominion.

         John R. Congdon has been employed by the Company since 1953 and has served as Vice Chairman of the Board since 1985 and as a director since 1955. He is also the President of Old Dominion Truck Leasing, Inc., a North Carolina corporation that is engaged in full service leasing of tractors, trailers and other equipment, to which he devotes more than half of his time. He is a son of
E. E. Congdon, one of the founders of Old Dominion, and the brother of Earl E. Congdon.

         John A. Ebeling has been a Vice Chairman of the Board of Directors since May 1997. He formerly served as President and Chief Operating Officer from August 1985 to May 1997 and was first elected a director in August 1985. Mr. Ebeling was previously employed by ANR Freight Systems from 1978 to 1985, holding the positions of Chairman and Chief Executive Officer.

         Harold G. Hoak was elected a director in August 1991. Now retired, he serves on the Board of Directors of the Charlotte Merchants Foundation, Inc. He was President and General Manager of the Charlotte Merchants Association, Inc., from 1989 to 1994. Mr. Hoak was formerly employed by Wachovia Bank of North Carolina, N.A., from 1956 to 1989 and served as Regional Vice President for the Southern Region from 1976 to 1989.

         Franz F. Holscher was elected a director in August 1991. He served in a number of executive positions from 1970 to 1987 with Thurston Motor Lines and was the Chairman from July 1984 through December 1987, when he retired. Mr. Holscher has been active in a number of organizations and associations in the trucking industry.

         David S. Congdon has been employed by the Company since 1978 and, since May 1997, has served as President and Chief Operating Officer. He has held various positions in the Company including Vice President Quality and Field Services, Vice President - Quality, Vice President - Transportation and President - Dominion Furniture Express (a former division of Old Dominion that specialized in furniture transportation), and he has held other positions in operations and engineering. He is the son of Earl. E. Congdon.

         John R. Congdon, Jr. currently serves as Vice President - Administration of Old Dominion Truck Leasing, Inc. (a company owned by Earl E. Congdon, John R. Congdon and members of the Congdon family), where he has been employed since May 1979. He is the son of John R. Congdon.

                             PRINCIPAL STOCKHOLDERS

          As of March 16, 1998, or such other date as indicated in the footnotes to the table, to the knowledge of management, the only persons beneficially owning more than five percent (5%) of the Company's Common Stock, its only class of voting security, are as follows:

       NAME AND ADDRESS OF
       BENEFICIAL OWNER                      NUMBER OF SHARES (1)                    PERCENT
       -------------------                   --------------------                    -------
 Old Dominion Truck Leasing, Inc.                 1,095,876   (2)                     13.2%
    7511 Whitepine Road
    Richmond, VA  23237

 Earl E. Congdon                                  1,016,713   (3)(4)                  12.2%
    1730 Westchester Drive
    High Point, NC  27262

 John R. Congdon                                    975,842   (4)(5)                  11.7%
    1730 Westchester Drive
    High Point, NC  27262

 Dimensional Fund Advisors Inc.                     601,600   (6)                     7.2%
    1299 Ocean Avenue, 11th Floor
    Santa Monica, CA  90401

 Fidelity Management & Research                     511,000   (7)                     6.1%
    Company
    82 Devonshire Street
    Boston, MA  02109

 David S. Congdon                                   462,693   (8)                      5.6%
    1730 Westchester Drive
    High Point, NC  27262

 John R. Congdon, Jr.                               449,009   (9)                      5.4%
    9800 Drouin Drive
    Richmond, VA  23233

 Karen C. Vanstory                                  445,884   (10)                     5.4%
    5412 Horse Trail Road
    Summerfield, NC  27358

 Susan C. Terry                                     437,787   (11)                     5.3%
    10801 North Bank Road
    Richmond, VA  23233

       NAME AND ADDRESS OF
       BENEFICIAL OWNER                      NUMBER OF SHARES (1)                    PERCENT
       -------------------                   --------------------                    -------
 Audrey L. Congdon                                  423,645   (12)                     5.1%
    606 Hillcrest Drive
    High Point, NC  27261

 Franklin Resources, Inc.                           419,000   (13)                     5.0%
    777 Mariners Island Boulevard
    San Mateo, CA  94404

 All Executive Officers and                       4,066,394   (14)                    48.5%
    Directors of the Company as
    a Group (9 persons)

----------------
(1) Except as described below, each person or group identified possesses sole voting and investment power with respect to the shares shown opposite the name of such person or group.

(2) The voting stock of Old Dominion Truck Leasing, Inc. ("Leasing"), is owned by Earl E, Congdon as trustee of a revocable trust (32.4%), John
         R. Congdon Revocable Trust (25.5%) and members of Earl E. Congdon's and John R. Congdon's respective families (42.1%). Earl E. Congdon is Chairman of the Board of Leasing, and John R. Congdon is President and Chief Executive Officer. The Company's Common Stock owned by Leasing will be voted as directed by Earl E. Congdon and John R. Congdon or, in the event of disagreement, one-half of the shares will be voted as directed by Earl E. Congdon or his personal representative, attorney-in-fact or executor and one-half will be voted as directed by John R. Congdon or his personal representative, attorney-in-fact or executor. Any future sales or other disposition of such shares and the disposition of the proceeds of any sales will be determined by the Board of Directors of Leasing.

(3) Includes 913,713 shares held as trustee of a revocable trust and 103,000 shares owned by Mr. Congdon's wife as trustee of a revocable trust.

(4) Does not include any of the shares owned by Old Dominion Truck Leasing, Inc.

(5) Includes 974,110 shares held as trustee of a revocable trust and 1,732 shares owned by Mr. Congdon's wife as trustee of a revocable trust.

(6) Based on information provided by Dimensional Fund Advisors Inc. ("Dimensional"), as reflected in a Schedule 13G filed February 11, 1998 with the Securities and Exchange Commission (the "SEC"), Dimensional, a registered investment advisor, is deemed to have beneficial ownership of 601,600 shares of the Company's stock as of December 31, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares.

(7) Based on information obtained from a Schedule 13G, dated February 14, 1998, filed with the SEC, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 511,000 shares, or 6.1%, of common stock outstanding as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(8) Includes 1,764 shares owned of record by the named stockholder, 3,559 shares owned in the Company's 401(k) plan, 13,000 shares obtainable upon exercise of stock options exercisable within 60 days, 287,667 shares held as trustee of a revocable trust, 91,617 shares held as custodian for minor children of the stockholder, 60,086 shares held by Mr. Congdon's wife as trustee of an irrevocable trust and 5,000 shares owned by Mr. Congdon's wife.

(9) Includes 298,964 shares held as trustee of a revocable trust, 139,041 shares held as trustee for the benefit of minor children and 11,004 shares held as custodian for minor children of the stockholder.

(10) Includes 2,714 shares owned of record by the named stockholder, 304,312 shares held as trustee of a revocable trust, 47,241 shares as beneficiary of an irrevocable trust and 91,617 shares held as custodian for minor children of the stockholder.

(11) Includes 287,742 shares held as trustee of a revocable trust, 134,449 shares held as trustee for the benefit of minor children and 15,596 shares held as custodian for minor children of the stockholder.

(12) Includes 1,764 shares owned of record by the named stockholder, 307,532 shares held as trustee of a revocable trust, 61,078 shares held as custodian for minor children, 33,515 shares held by Mrs. Congdon's husband as trustee of an irrevocable trust, 14,000 shares obtainable upon exercise of Mrs. Condgon's husband's stock options exercisable within 60 days and 5,756 shares owned by Mrs. Congdon's husband.

(13) Based on information provided by Franklin Resources, Inc. ("FRI"), as reflected in a Schedule 13G dated February 12, 1997, filed with the SEC, 419,000 shares of Old Dominion stock are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of FRI. Such advisory contracts grant to such Adviser Subsidiaries all voting and investment power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be the beneficial owner of the securities.

(14)     Includes shares owned by Old Dominion Truck Leasing, Inc.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires certain of the Company's officers and its directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and stockholders are required by the SEC regulations to furnish the Company with copies of all such reports that they file.

         Based solely on a review of copies of reports filed with the SEC since January 1, 1997, and of written representations by certain officers and directors, all persons subject to the reporting requirements of Section 16(a) filed the reports required to be filed in 1997 on a timely basis.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides a three-year overview of the cash compensation paid to the five most highly compensated executive officers of the Company:

===================================================================================================================================
                                                                                            Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------------------------
                                                     Annual Compensation                              Awards
-----------------------------------------------------------------------------------------------------------------------------------
                   (a)                         (b)       (c)           (d)              (f)           (g)               (i)
                                                                                    Restricted     Securities
                                                        Salary       Bonus(1)          Stock       Underlying       All Other
        Name and Principal Position           Year        ($)          ($)             ($)         Options (#)  Compensation ($)(2)
============================================ =======================================================================================
Earl E. Congdon                              1997     $  276,600      $  336,039                0           0         $   12,498 (3)
 Chairman of the Board and Chief Executive
         Officer
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1996     $  270,400      $  174,175                0           0         $   12,209
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1995     $  270,400      $  191,443                0           0         $   12,260
============================================ =======================================================================================
John A. Ebeling(4)                           1997     $  155,813      $  164,043     $ 766,680(5)           0         $    8,619 (3)
Vice Chairman of the Board
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1996     $  185,380      $  116,723                0           0         $    3,313
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1995     $  185,380      $  111,789     $ 421,674(5)       2,000         $    7,875
============================================ =======================================================================================
David S. Congdon                             1997    $   131,215      $   91,726                0           0         $    2,486 (3)
 President and Chief Operating Officer
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1996     $  109,020      $   37,351                0           0         $    3,660
                                             ------ ------------- --------------- ---------------- -----------  -------------------

                                             1995     $  104,300      $   35,772                0       1,000         $    2,235
============================================ =======================================================================================
John B. Yowell                               1997     $  122,020       $  79,467                0           0         $    2,529 (3)
 Executive Vice President
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1996     $  109,280       $  37,351                0           0         $    4,434
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1995     $  106,360       $  35,772                0       1,000         $    2,913
============================================ =======================================================================================
J. Wes Frye                                  1997     $  116,975       $  67,208                0           0         $    5,358 (3)
 Treasurer, Chief Financial Officer and
         Assistant Secretary
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1996    $   112,140       $  37,351                0           0         $    9,501
                                             ------ ------------- --------------- ---------------- -----------  -------------------
                                             1995     $  108,620       $  35,772                0       1,500         $    4,008
===================================================================================================================================

(1) Pursuant to an executive profit-sharing bonus program, the Company pays incentive cash bonuses to certain executive officers based upon the Company's income before taxes during the preceding fiscal year.

(2) Includes pretax contributions by the Company to the Old Dominion 401(k) retirement plan, personal use of Company cars, excess premiums paid on group life insurance and the compensation element of premiums paid on split-dollar life insurance policies. The Company is a party to certain split-dollar life insurance agreements with certain members of the families of Earl E. Congdon and John R. Congdon pursuant to which the Company pays a portion of the premiums on life insurance policies insuring their lives in the aggregate face amounts of $16,475,054 and $16,093,911, respectively. The total benefits currently payable to the Company under the policies upon the death of Earl E. Congdon and John
         R. Congdon are $1,393,844 and $2,699,614, respectively. The Company's interest in the death benefit and cash surrender value of each policy is determined by reference to the amount of gross premiums paid by the Company, which in 1997, 1996 and 1995 were $452,162, $525,394 and
         $495,791, respectively.

(3)      Allocation of 1997 All Other Compensation:

                                  401(k)            Split-Dollar     Personal Use of        Excess Life
            Name              Contribution        Life Insurance       Company Car      Insurance Premiums
            ----              ------------        --------------       -----------      ------------------
         Earl E. Congdon         $ 3,319            $  7,919                 --              $  1,260
         John A. Ebeling           1,870                  --           $  6,047                   702
         David S. Congdon          1,575                  --                809                   102
         John B. Yowell            1,464                  --                891                   174
         J. Wes Frye               1,404                  --              3,666                   288

(4) Pursuant to an Employment Agreement between the Company and John A. Ebeling, dated August 27, 1985, as last amended on April 7, 1988, Mr. Ebeling is entitled to a yearly salary of $150,000, which may be adjusted by the Board of Directors, plus a performance bonus equal to 1.25% of the Company's pretax profits. The agreement provides that, upon the termination of Mr. Ebeling's employment without cause or upon a sale of substantially all the business operations of the Company, Mr. Ebeling would receive his salary for a period of 18 months thereafter. The agreement prohibits Mr. Ebeling from acquiring, holding an interest in, or associating with any other entity engaged in business as a motor carrier in any state in which the Company operates. Pursuant to the agreement, the Board of Directors has adjusted the 1997 annual salary of Mr. Ebeling to $185,380; however, effective August 1, 1997, Mr. Ebeling requested and received approval from the Board of Directors to reduce his work hours by one-half and agreed to a reduction in compensation equal to one-half of his salary and performance bonus for a period of two years. All amounts paid to Mr. Ebeling for the previous three years are included in the table above.

(5) Pursuant to a Restricted Stock Agreement, dated August 19, 1991, the Board of Directors awarded John A. Ebeling 153,336 shares of the Company's Common Stock. Under the Restricted Stock Agreement, the shares were issued in Mr. Ebeling's name. The Company held the certificates for the shares, which were originally scheduled to be released to Mr. Ebeling in four installments, each consisting of 25% of the shares issued under the agreement, on January 1 of 1994, 1996, 1998 and 2000. The shares not released were subject to forfeiture in the event Mr. Ebeling voluntarily ceased his continuous employment with the Company or the Company terminated his employment for cause. Notwithstanding the scheduled release of shares and the forfeiture provisions, the Board of Directors was permitted under the agreement, in its discretion, to release any and all shares held by the Company at any time. Pending release or forfeiture of the restricted shares, Mr. Ebeling was entitled to exercise all rights of a stockholder with respect to the restricted shares, except the right to pledge or convey ownership, and he was entitled to receive any dividends that may have been paid to holders of the Company's Common Stock. In both December 1993 and June 1995, the Board of Directors authorized the release of 38,334 shares to Mr. Ebeling, who turned over 18,150 and 18,706 of those shares, respectively, to the Company as withholding for federal and state tax payments and received certificates for the balance of the shares released. In January 1997, the Board of Directors authorized the release of the remaining 76,668 shares to Mr. Ebeling, who turned over 37,412 of those shares to the Company as withholding for federal and state tax payments. Pursuant to the Board's action, Mr. Ebeling received a certificate for 19,628 in the first quarter of 1997 and received a certificate for the remaining 19,628 shares on April 1, 1997. In authorizing the release of the remaining shares, the Board of Directors restricted Mr. Ebeling from selling the shares received until the originally scheduled release dates for the shares under the agreement unless or until he should cease to retain his present position with the Company.

STOCK OPTIONS

         The Company's Board of Directors and stockholders have approved and adopted the 1991 Employee Stock Option Plan of Old Dominion Freight Line, Inc. (the "Option Plan"), for the benefit of key employees. The Option Plan covers 250,000 shares of the Company's Common Stock. The Option Plan provides for the granting of stock options that qualify as incentive stock options pursuant to
Section 422 of the Internal Revenue Code as well as nonqualified options. The granting of an incentive stock option or, in general, its exercise, will not result at the time of grant or exercise in taxable income to the recipient, with certain exceptions. The grant of a nonqualified stock option will not result in taxable income to the recipient. The exercise of a nonqualified stock option will result in compensation income equal to the difference between the option price and the fair market value of the stock acquired upon the exercise. Earl E. Congdon and John R. Congdon are not eligible to participate in the Option Plan.

         There were no options granted in 1997.

         Options to purchase 224,000 shares under the Option Plan have been granted. As of March 16, 1998, there are options outstanding covering 43,000 shares of Common Stock at the exercise price of $13.875 per share, 43,000 shares at the exercise price of $17.875 per share, 39,500 shares at the exercise price of $19.25 per share, 29,500 shares at the exercise price of $19.00 per share and 24,100 shares at the exercise price of $10.00 per share. All of the options have been granted as incentive options. The sale of shares issuable under the Option Plan have been registered with the SEC.

         The following table reflects cumulative information regarding grants under the Option Plan:

==========================================================================================================================
                 Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
--------------------------------------------------------------------------------------------------------------------------
             (a)                     (b)           (c)                 (d)                               (e)
                                                              Number of Securities
                                   Shares         Value      Underlying Unexercised              Value of Unexercised
                                 Acquired on    Realized        Options at FY-End          In-The-Money Options at FY-End
             Name               Exercise (#)       ($)      Exercisable/Unexercisable (#)   Exercisable/Unexercisable (#)
---------------------------------------------------------------------------------------------------------------------------
Earl E. Congdon                       *             *                   *                                  *
------------------------------- -------------- ------------ --------------------------     --------------------------------
John A. Ebeling                       0             0         16,800 Exercisable               $  12,450 Exercisable
                                                               3,200 Unexercisable             $   6,300 Unexercisable
------------------------------- -------------- ------------ --------------------------     --------------------------------
David S. Congdon                      0             0         13,000 Exercisable               $    8,975 Exercisable
                                                               2,000 Unexercisable             $    3,150 Unexercisable
------------------------------- -------------- ------------ --------------------------     --------------------------------
John B. Yowell                        0             0         14,000 Exercisable               $    9,663 Exercisable
                                                               2,000 Unexercisable             $    3,150 Unexercisable
------------------------------- -------------- ------------ --------------------------     --------------------------------
 J. Wes Frye                          0             0         14,900 Exercisable               $   10,713 Exercisable
                                                               2,600 Unexercisable             $    4,725 Unexercisable
===========================================================================================================================

*        Not eligible to participate in the Option Plan.

COMPENSATION OF DIRECTORS

         Each of the Company's outside directors receives an annual retainer of $10,000 plus $1,000 for each meeting attended, including Board meetings and meetings of committees of the Board of Directors not held in conjunction with a meeting of the Board. Such directors also receive reimbursement of expenses incurred as a director. Directors who are also officers of the Company receive no such fees or expense reimbursement.

REPORT OF COMPENSATION COMMITTEE

         The Compensation Committee (the "Committee") is responsible for conducting an annual review of the Company's compensation plan for its executive officers including the evaluation of the components of the plan, the standards of performance measurement and the relationship between performance and compensation. The Committee reviews the compensation of each executive officer and makes specific recommendations to the Board of Directors based on factors that include the individual officer's performance, the ability of the Company to attract and retain qualified, experienced personnel and whether the plan provides appropriate motivation to achieve goals outlined by the Board of Directors.

         In determining the compensation of the Chief Executive Officer, the Committee began its evaluation prior to the time of the public offering in October 1991. The base salary was determined, in part, by comparison with the compensation of chief executive officers of other companies of comparable size and levels of profitability. The base salary is reviewed each year and compared to that of other chief executive officers as reported in various publications, such as FORBES magazine. Since 1991, the Chief Executive Officer has received salary increases of 2% in 1992, 2% in 1994 and 3.8% in 1997. The Chief Executive's increase in base salary in 1997 of 3.8% was based upon an inflationary adjustment, since no increase had been granted since 1994, as well as an adjustment for the financial performance of the Company. The incentive bonus for the Chief Executive Officer is based upon the Company's profitability, a program that has been in place for many years, and the Compensation Committee believes that this is a fair measure of executive bonus compensation. The bonus is based upon a percentage, determined by the Compensation Committee, of pre-tax profits. The bonus amounts for 1997, 1996 and 1995 are reflected in the Summary Compensation Table. Both the base salary and the incentive bonus are evaluated in determining overall compensation. The Chief Executive Officer is not eligible to receive options under the Company's stock option plan.

         The base salary for all other officers is based upon the experience and qualifications of each officer, with the additional objective of remaining competitive in the industry in recruiting and retaining a well-qualified and effective management team. The incentive bonus for officers is determined by the Compensation Committee and is based upon the same criteria as the Chief Executive Officer, the performance of the Company as measured by its profitability.

         During 1993, Section 162(m) was added to the Internal Revenue Code (the "Code") that generally limits amounts that can be deducted for compensation paid to executives to $1 million, unless certain requirements are met. With the release of the remaining shares under the Restricted Stock Agreement in 1997, John A. Ebeling's total compensation exceeded $1 million; however, all amounts were deductible in 1997 under Section 162(m) of the Code. The Committee will continue to monitor the applicability of this section of the Code to the Company's compensation program each year.

                                            The Compensation Committee,

                                                     Franz F. Holscher, Chairman
                                                     Earl E. Congdon
                                                     John R. Congdon

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Earl E. Congdon, Chairman of the Board of the Company and its Chief Executive Officer, and John R. Congdon, Vice Chairman of the Board, are members of the Compensation Committee. Mr. Holscher is not an employee of the Company and receives no compensation other than directors' fees from the Company.

         Earl E. Congdon and John R. Congdon are each 50% owners of E & J Enterprises ("E & J"), a Virginia general partnership that leases trailers to the Company. Pursuant to an agreement dated August 1, 1991, the Company leased 163 trailers from E & J at a monthly rental of $44,010. This lease expired on July 31, 1996, but was extended for an additional term of three years, expiring on July 31, 1999. The extended lease requires declining monthly payments ranging from $35,045 in the first year to $33,415 in the third year. Under the original and extended lease, the Company is responsible for insurance coverage, maintenance and repairs to the trailers. The Company has no purchase rights at the end of the lease term. Upon termination of the lease prior to July 31, 1999, for specified reasons, E & J may require the Company to purchase the trailers for cash at fair market value, and failure to purchase may result in a liability to E & J for the difference between the fair market value and the net amount realized by E & J upon a sale to third parties. The Company paid $416,465 in 1997 for trailers leased from E & J under the lease agreement, which was treated as a capital lease.

         In December 1988, the Company sold to E & J certain tracts of unimproved land and a vacant service center facility in exchange for a non-interest-bearing receivable in the amount of $579,798. E & J has repaid the amount outstanding under the receivable as parcels of the property have been sold. As of December 31, 1997, the amount outstanding on the receivable was $195,677.

         Old Dominion Truck Leasing, Inc., a North Carolina corporation owned by Earl E. Congdon as trustee of a revocable trust (32.4%), John R. Congdon Revocable Trust (25.5%) and members of Earl E. Congdon's and John R. Congdon's families (42.1%), is engaged in the business of purchasing and leasing tractors, trailers and other vehicles. Earl E. Congdon is Chairman of the Board of Leasing and John R. Congdon is the President, Chief Operating Officer and a Director of Leasing. Both individuals also serve on the Board of Directors and Compensation Committee of Old Dominion Freight Line. Since 1986, the Company and Leasing have combined their requirements for the purchase of tractors, trailers, equipment, parts, tires and fuel. In addition, the Company provides vehicle repair, maintenance and service to Leasing at the Company's cost and has granted to Leasing a right of first refusal for the Company's future tractor and trailer leases, exercisable on the same terms offered to the Company by third parties. In 1997, the Company charged Leasing $443,661 for vehicle repair, maintenance and fuel services. The Company intends to continue to combine its purchases of tractors, trailers, equipment, parts, tires and fuel with those of Leasing. The Company believes that, by so doing, it is often able to obtain pricing discounts because of the increased level of purchasing. While this is beneficial to the Company, management believes that the termination of this relationship would not have a material adverse impact upon the Company's results of operations.

         In 1997, Leasing operated 15 vehicle maintenance and service facilities, three of which were leased from the Company for a total of $36,000. These leased facilities were located in Chesapeake, Virginia; Baltimore, Maryland; and Jacksonville, Florida. The Company purchases maintenance from Leasing on an as needed basis, which in 1997, totaled $365,230. Old Dominion believes that the prices it pays for such services are lower than would be charged by unaffiliated third parties for the same quality work and intends to continue to purchase maintenance and service from Leasing, provided that its prices continue to be favorable to the Company.

         On July 15, 1995, the Company renewed a lease for a service center facility in Greensboro, North Carolina, from an irrevocable trust created by Earl E. Congdon and John R. Congdon, for the benefit of their families. The Company accounts for this lease as an operating lease, which has a term of five years, expiring on July 14, 2000. The lease requires escalating annual payments ranging from $29,000 per month in the first year to $31,391 in the fifth year and requires the Company to maintain insurance, maintenance and repairs to the facility. The Company made payments totaling $358,510 in 1997 under this lease. The trust is currently negotiating the purchase of additional land adjacent to the property. Upon completion of the land purchase, the Company plans to construct and extend additional dock facilities from the existing structure, which will be treated as a leasehold improvement. Prior to the land purchase and subsequent construction, it is anticipated that the existing lease will be re-negotiated for a longer term; however, the final details of the structure of this transaction have not been determined. The expansion of the Greensboro facility will accommodate the need for additional capacity that has resulted from growth in business levels. The expansion will also allow the Company to consolidate operations in the immediate area surrounding Greensboro into one facility from the two separate facilities currently operated, which should result in an increase in productivity and efficiency.

         The Company is a party to certain split dollar life insurance policies, of which certain members of the families of Earl E. Congdon and John R. Congdon are designated beneficiaries. See Note (2) under the Summary Compensation Table, above.

         The E & J lease and the equipment purchasing and servicing arrangement with Leasing permit the Company to obtain certain equipment and services at prices comparable to, or more favorable than, prices charged by unaffiliated third parties. The Company believes that the rent paid under the lease for the Greensboro service center is comparable to, or more favorable than, prices charged by unaffiliated third parties.

         Each of the foregoing transactions has been reviewed by the Audit Committee of the Company's Board of Directors, which consists of the two nonemployee directors. The Audit Committee has approved the transactions that continue to be in effect as being fair to the Company. The Audit Committee believes that the terms and conditions of the foregoing transactions are substantially the same as, or more favorable to the Company than, would be available from nonaffiliates. The Company intends to enter into a re-negotiation and extension of the Greensboro, North Carolina lease as described above. Any extensions, modifications or renewals of existing transactions with such persons must be approved, in advance, by the Audit Committee as being on terms no less favorable to the Company than the terms that could be obtained in a similar transaction with an unaffiliated party.

PERFORMANCE GRAPH

         The following graph compares the total stockholder cumulative returns, assuming the reinvestment of all dividends, of $100 invested on January 1, 1993, in the Company's Common Stock, Nasdaq Trucking & Transportation Stocks and The Nasdaq Stock Market (US) for the five-year period ended December 31, 1997:

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                   (ASSUMES $100 INVESTED ON JANUARY 1, 1993)

                                             1/1/93    12/31/93  12/31/94  12/31/95  12/31/96  12/31/97
                                             ------    --------  --------  --------  --------  --------
                                                                      (Dollars)
Old Dominion Freight Line, Inc.               $100       $ 90      $ 75     $ 37      $ 49      $ 70
Nasdaq Trucking & Transportation Stocks        100        121       110      128       142       182
The Nasdaq Stock Market (US)                   100        115       112      159       195       240

                              CORPORATE GOVERNANCE

         The Company's Board of Directors held four meetings during 1997. All directors attended all meetings of the Board of Directors and committees on which they serve.

         The Board of Directors has four standing committees: Executive Committee, Audit Committee, Compensation Committee and Stock Option Plan Committee.

         The Executive Committee consists of Messrs. Earl E. Congdon (Chairman), John R. Congdon and John A. Ebeling. The Executive Committee is empowered to act between meetings of the Board of Directors with powers of the full Board, except with respect to certain matters. This committee did not meet in 1997.

         The Audit Committee consists of Franz F. Holscher and Harold G. Hoak, the Company's nonemployee directors. The Audit Committee's responsibilities are to recommend to the Board of Directors the firm to be engaged to audit the Company's financial statements and to review with the independent auditors the plan for, and results of, the auditing engagement and Old Dominion's internal accounting controls. The Audit Committee also reviews the activities and recommendations of the internal audit function. The Audit Committee has reviewed transactions between the Company and entities in which officers or directors of the Company or their affiliates have material interests and has determined that such existing transactions are fair to the Company. Any new transactions with officers, directors or their affiliates, and any extensions, modifications or renewals of existing transactions with such persons must be approved in advance by the Audit Committee as being on terms no less favorable to the Company than the terms that could be obtained in a similar transaction with an unaffiliated party. The Audit Committee met two times in 1997.

         The Compensation Committee consists of Franz F. Holscher (Chairman), Earl E. Congdon and John R. Congdon. The Compensation Committee meets periodically to review and approve the salaries and classifications of the Company's executive officers and other significant employees and its personnel policies. The Compensation Committee met once in 1997.

         The Stock Option Plan Committee consists of Earl E. Congdon (Chairman), John R. Congdon, Harold G. Hoak and Franz F. Holscher. The Committee has authority to administer the Company's 1991 Employee Stock Option Plan, including authority to determine persons eligible to receive options and the terms upon which options are granted. The Stock Option Plan Committee did not meet in 1997.


                              INDEPENDENT AUDITORS

         Ernst & Young LLP has served the Company as independent auditors since 1994. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders with the opportunity to make a statement if he desires to do so and to answer any questions that concern that firm's work for the Company.

         The Audit Committee and the Board of Directors have approved all of the nonaudit services by Ernst & Young LLP and believe they have no effect on audit independence. The Audit Committee has authorized management to engage the Company's independent accountants in nonaudit services relating to preparation of tax returns and working with state and federal agents on audits, but other matters require prior approval from the Audit Committee.


                                     GENERAL

         The accompanying Proxy is solicited by and on behalf of the Board of Directors of the Company, and the entire cost of such solicitation will be borne by the Company. In addition to solicitation by mail, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals, and the Company will reimburse them for their reasonable expenses in so doing.

         The Board of Directors has fixed March 16, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. On March 16, 1998, there were 8,310,596 outstanding shares of Common Stock of the Company, each entitled to one vote.

         Stockholders do not have cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect, although they will be counted for purposes of establishing the presence of a quorum. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors.

         Where a choice is specified on any Proxy as to the vote on any matter to come before the meeting, the Proxy will be voted in accordance with such specification. If no specification is made but the Proxy is properly signed, the shares represented thereby will be voted in favor of each proposal. Such proxies, whether submitted by stockholders of record or by brokers holding shares in street name for their customers ("broker non-votes"), will be voted in favor of nominees for directors. Broker non-votes will not be counted either way in voting on other matters (where direction of beneficial owners is required) and, therefore, will have the effect of negative votes.

         Any stockholder submitting the accompanying Proxy has the right to revoke it by notifying the Secretary of the Company in writing at any time prior to the voting of the Proxy. A Proxy is suspended if the person giving the Proxy attends the meeting and elects to vote in person.

         Management is not aware that any matters, other than those specified above, will be presented for action at the meeting, but, if any other matters do properly come before the meeting, the persons named as agents in the Proxy will vote upon such matters in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K

         STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 1997, WITHOUT CHARGE BY WRITING TO J. WES FRYE, TREASURER, CHIEF FINANCIAL OFFICER AND ASSISTANT SECRETARY, OLD DOMINION FREIGHT LINE, INC., POST OFFICE BOX 2006, HIGH POINT, NORTH CAROLINA 27261. EXHIBITS ARE NOT INCLUDED, BUT COPIES OF THEM MAY BE OBTAINED FROM THE COMPANY UPON PAYMENT OF COPYING CHARGES.

DEADLINE FOR STOCKHOLDERS' PROPOSALS

         Any stockholder desiring to present a proposal for action at the Company's 1999 Annual Meeting must deliver the proposal to the Company at its executive offices no later than November 27, 1998.

                                         By Order of the Board of Directors


                                         /s/ Joel B. McCarty, Jr.
                                         Joel B. McCarty, Jr.
                                         SECRETARY

High Point, North Carolina
April 3, 1998